Exhibit 10.1

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated June 18, 2010 by and among OXFORD FINANCE CORPORATION (“Oxford”), Oxford in its capacity as collateral agent on behalf of the Lenders (the “Collateral Agent”); SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“SVB”); GE BUSINESS FINANCIAL SERVICES INC., formerly known as Merrill Lynch Business Financial Services Inc. (“GEBFS”) (Oxford, SVB and GEBFS, each a “Lender” and collectively “Lenders”); and CADENCE PHARMACEUTICALS, INC., a Delaware corporation, whose address is 12481 High Bluff Drive, Suite 200, San Diego, California 92130 (“Borrower”) provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders.

Borrower has entered into that certain Loan and Security Agreement dated as of February 17, 2006 as amended by that certain First Amendment to Loan and Security Agreement dated as of September 17, 2007 and as further amended by that certain Second Amendment to Loan and Security Agreement dated as of November 30, 2007 (as amended, restated, or otherwise modified from time to time, the “Original Agreement”) pursuant to which Lenders agreed to extend and make available to Borrower certain advances of money. Borrower and Lenders wish to restate the terms of the Original Agreement pursuant to the terms hereof. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings as set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2. LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower will pay Lenders the unpaid principal amount of all Credit Extensions hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1 Growth Capital Loan Facility.

(a) Availability. Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to make a Growth Capital Advance to Borrower on the Effective Date (the “Initial Growth Capital Advance”) in the aggregate amount of Twenty Million Dollars ($20,000,000) according to each Lender’s pro rata share of the Growth Capital Loan Commitment (based upon the respective Growth Capital Commitment Percentage of each Lender). Additionally, upon the Federal Drug Administration’s approval of OFIRMEV, Lenders agree, severally and not jointly, to make additional Growth Capital Advances in an amount not to exceed Ten Million Dollars ($10,000,000) prior to the Growth Capital Commitment Termination Date; provided, the aggregate Growth Capital Advances outstanding hereunder (including the Initial Growth Capital Advance) shall not exceed the Growth Capital Loan Commitment. When repaid, the Growth Capital Advances may not be re-borrowed. Lenders’ obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Growth Capital Commitment Termination Date.

(b) Borrowing Procedure. To obtain a Growth Capital Advance, Borrower must notify Lenders by facsimile or telephone by 12:00 p.m. Pacific Time three (3) Business Days prior to the date the Growth Capital Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Lenders a completed Payment/Advance Form in the form attached as Exhibit B. In addition, a Note payable to each Lender in the form of Exhibit D must be signed by a Responsible Officer or designee. On the Growth Capital Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower’s deposit account, an amount equal to its Growth Capital Commitment Percentage multiplied by the amount of the Growth Capital Advance. Each Lender may make Growth Capital Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Growth Capital Advances are necessary to meet Obligations which have become due. Each Lender may rely on any telephone notice given by a person whom such Lender reasonably believes is a Responsible Officer or designee. Borrower shall indemnify each Lender for any loss Lender suffers due to such reliance.

(c) Growth Capital Final Payment. On the earlier of (a) the Growth Capital Maturity Date, (b) any prepayment of the Growth Capital Advances, or (c) the acceleration of the Growth Capital Advances, Borrower shall pay, in addition to the outstanding principal, accrued and unpaid interest, and all other amounts due on such date with respect to the Growth Capital Advance, an amount equal to the Growth Capital Final Payment.

2.1.2 Existing Term Loans. As of the Effective Date, under the Original Agreement, there are existing term loans outstanding in the principal amount of $3,237,971.39 and accrued but unpaid interest thereon in an amount equal to $11,880.68 (the “Existing Term Loans”). Lenders shall apply the proceeds from the Initial Growth Capital Advance to refinance the amounts outstanding to each Lender with respect to the Existing Term Loans.

2.2 Termination of Commitment to Lend. Each Lender’s obligation to lend the undisbursed portion of the Obligations shall terminate if, in such Lender’s sole discretion made in good faith, there has been a Material Adverse Change.

2.3 Repayment of Credit Extensions on Growth Capital Advances.

(a) Principal and Interest Payments on Payment Dates.

(i) Growth Capital Advance. For each Growth Capital Advance, Borrower shall make monthly payments of interest only commencing on the first Business Day of the month following the month in which the Growth Capital Funding Date occurs with respect to such Growth Capital Advance and continuing thereafter on the first Business Day of each successive calendar month (each a “Growth Capital Interest Only Payment Date”) during the Growth Capital Interest Only Period. Commencing on the Growth Capital Amortization Date, Borrower shall make thirty (30) equal monthly payments of principal and interest which would fully amortize the outstanding Growth Capital Advances as of the Growth Capital Amortization Date over the Growth Capital Repayment Period (individually, the “Growth Capital Scheduled Payment,” and collectively, “Growth Capital Scheduled Payments”) and on the first Business Day of each successive month and continuing thereafter during the Growth Capital Repayment Period on the first Business Day of each successive calendar month (each a “Growth Capital Scheduled Payment Date”). All unpaid principal and accrued interest is due and payable in full on the Growth Capital Maturity Date with respect to such Growth Capital Advance. A Growth Capital Advance may only be prepaid in accordance with Sections 2.3(c) and 2.3(d). Each Growth Capital Interest Only Payment Date and each Growth Capital Scheduled Payment Date are sometimes referred to as a “Growth Capital Payment Date.”

(ii) Payments received as to a Growth Capital Advance after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.

(b) Interest Rate.

(i) Growth Capital Loans. Subject to Section 2.3(b)(ii), the principal amount outstanding under the Growth Capital Advances shall accrue interest at a fixed per annum rate equal to the Basic Rate, determined by Collateral Agent on the Growth Capital Funding Date of the Growth Capital Advances, which interest shall be payable monthly in accordance with Section 2.3(a). Interest shall accrue on each Growth Capital Advance for the day on which the Growth Capital Advance is made, and shall accrue on a Growth Capital Advance, or any portion thereof, for the day on which the Growth Capital Advance or such portion is paid. Interest is computed on the basis of a 360 day year of twelve 30-day months.

(ii) Default Rate. Any amounts outstanding under the Growth Capital Advances during the continuance of an Event of Default shall bear interest at a per annum rate equal to the Default Rate.

(c) Mandatory Prepayment Upon an Acceleration. If the Growth Capital Advances are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Collateral Agent for the ratable accounts of the Lenders an amount equal to the sum of: (i) all outstanding principal plus accrued interest, plus (ii) the Growth Capital Final Payment, plus (iii) the Prepayment Fee, plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(d) Permitted Prepayment of Loans. Borrower shall have the option to prepay all, but not less than all, of the Growth Capital Advances advanced by Lenders under this Agreement, provided Borrower (i) provides written notice to Lenders of its election to prepay the Growth Capital Advances at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued interest, plus (B) the Prepayment Fee (except as provided in Section 7.3), plus (C) the Growth Capital Final Payment, plus (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Debit of Accounts. SVB may debit any of Borrower’s deposit accounts including Account Number 3300495632 for principal and interest payments or any other amounts Borrower owes SVB hereunder, when due and payable. These debits shall not constitute a set-off. Borrower shall separately set up an ACH payment structure in favor of Oxford and GEBFS, satisfactory to Oxford and GEBFS, respectively.

2.4 Fees. Borrower will pay to Lenders:

(a) Loan Fee. A fully earned, non-refundable Loan Fee of $300,000 (to be shared between Oxford, GEBFS and SVB) on the Effective Date which Lenders acknowledge has been received prior to the date hereof.

(b) Prepayment Fee. The Prepayment Fee, as defined herein, if and when applicable.

(c) Growth Capital Final Payment. The Growth Capital Final Payment, when due hereunder.

(d) Existing Term Loans Final Payment. Lenders shall withhold from the disbursement of the Initial Growth Capital Advance an amount equal to their respective pro-rata amounts in accordance with their respective Commitment Percentages (as defined under the Original Agreement) owing by Borrower for the total Existing Term Loans in the amount of $375,000 (the “Existing Term Loans Final Payment”).

(e) Lenders Expenses. All Lenders Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the Effective Date, when due.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. The Lenders’ agreement to make the initial Credit Extension is subject to the condition precedent that Lenders shall have received, in form and substance satisfactory to Lenders, such documents and completion of such other matters, as Lenders may reasonably deem necessary or appropriate, including, without limitation, the following:

(a) this Agreement duly executed by each party hereto;

(b) a certificate of the Secretary of Borrower with respect to articles, by-laws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) Perfection Certificate by Borrower, together with the duly executed original signature thereto;

(d) Collateral Agent shall have received certified copies, dated as of a recent date, of financing statement searches with respect to Borrower, as Lenders shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(e) a Disbursement Letter duly executed by each party thereto;

(f) account control agreements for deposit accounts and securities accounts (SVB and State Street Bank);

(g) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signature thereto;

(h) a copy of Borrower’s Investors’ Rights Agreement and Voting Agreement and any amendments thereto;

(i) Borrower shall have delivered evidence satisfactory to Collateral Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent;

(j) duly executed original signature to the Oxford Warrant;

(k) duly executed original signature to the SVB Warrant;

(l) duly executed original signature to the GEBFS Warrant;

(m) payment of the fees and Lenders Expenses then due specified in Section 2.4 hereof;

(n) Certificate of Foreign Qualification (for California);

(o) Certificate of Good Standing/Legal Existence (Delaware); and

(p) such other documents, and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligations of Lenders to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) except as otherwise provided in Section 3.3(a), timely receipt of any Payment/Advance Form;

(b) Borrower shall have duly executed and delivered to each Lender a Note in the amount of such Lender’s Growth Capital Advance; and

(c) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects. Any materiality qualifier contained in the foregoing shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

3.3 Post-Closing Conditions. Within ten (10) Business Days after the Effective Date (unless set forth below), Lenders shall have received, in form and substance satisfactory to Lenders:

(a) Certificate of Foreign Qualification (for states listed in Section 1(f) of the Perfection Certificate and including Mississippi).

The failure of the Borrower to furnish the Collateral Agent with the items in Section 3.3(a) above to the full satisfaction of the Collateral Agent on or before the time period provided above, shall constitute an immediate Event of Default under this Agreement, for which there shall be no grace period.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants to Collateral Agent, for the ratable benefit of each Lender, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to Collateral Agent, for the ratable benefit of each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral. SVB may place a “hold” on any certificates of deposit or deposit or investment accounts pledged as Collateral to secure cash management services, corporate business credit cards or letters of credit separately issued or supplied by SVB under separate agreements between SVB and Borrower.

Borrower agrees that any disposition of the Collateral in violation of this Agreement, by either the Borrower or any other Person, shall be deemed to violate the rights of the Lenders under the Code. If this Agreement is terminated, Lenders’ lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire, assert or file a commercial tort claim, Borrower shall promptly notify Lenders in a writing signed by Borrower of the brief details thereof and grant to Collateral Agent, for the ratable benefit of Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lenders.

Upon the indefeasible payment in full in cash of all Obligations under this Agreement and the termination of any obligation of any Lender to make Credit Extensions hereunder, Collateral Agent, and each Lender if appropriate, shall execute and deliver to Borrower, at Borrower’s sole cost and expense, all documents and instruments as shall be reasonably necessary to evidence termination of the security interest in the Collateral created hereunder, including a UCC-3 Termination Statement.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent and each Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions, in order to perfect or protect Collateral Agent’s and Lenders’ interest or rights hereunder. As of the date of this Agreement, Collateral Agent and Lenders are not currently contemplating recording any fixture filings with the applicable recording office, but reserve their right to do so. Collateral Agent and Lenders acknowledge that, to the extent Borrower has any fixtures, Collateral Agent and Lenders may need to file a real property related financing statement under section 9-502(b) of the Code for their security interests to have priority over certain conflicting interests in such fixtures.

4.3 Account Control. Unless an Event of Default has occurred and is continuing, Collateral Agent hereby agrees that: (i) it will not send a “notice of control” under any applicable account control agreements, and (ii) as to accounts maintained by it, it shall not place a “hold” on any such accounts, except SVB may place a “hold” on any certificates of deposit or deposit or investment accounts pledged as Collateral to secure cash management services, corporate business credit cards or letters of credit separately issued or supplied by SVB under separate agreements between SVB and Borrower.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and each Lender as follows:

5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, the Borrower delivered to Lenders a certificate signed by the Borrower and entitled “Perfection Certificate”. The Borrower represents and warrants to Collateral Agent and each Lender that: (a) the Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) the Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth the Borrower’s organizational identification number or accurately states that the Borrower has none; (d) the Perfection Certificate accurately sets forth the Borrower’s place of business, or, if more than one, its chief executive office as well as the Borrower’s mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to the Borrower is accurate and complete. If the Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify the Lenders of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s certificate of incorporation or bylaws, nor constitute an event of default under any material agreement by which Borrower is bound, nor contravene any provision of any federal, state or other applicable statute, rule or regulation applicable to Borrower nor require any governmental orders, permissions, consents, approvals or authorizations and when executed and delivered will be valid and binding obligations of the Borrower, enforceable against Borrower in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable or legal remedies. Borrower is not in default under any agreement to which or by which it is bound in which the default would reasonably be expected to cause a Material Adverse Change.

5.2 Collateral. Borrower has rights in and good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit account, other than the deposit accounts with SVB and deposit accounts described in the Perfection Certificate delivered to Lenders in connection herewith. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Except as described in the Perfection Certificate, the Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to the Lenders in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Lenders and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Collateral Agent acting for Lenders; provided, further, prior to Borrower storing any Collateral at DDN 4580 South Mendenhall Rd, Memphis, TN 38141 Borrower will first receive the written consent of Lenders and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Collateral Agent acting for Lenders. All Inventory is in all material respects of good and marketable quality, free from material defects, other than Inventory consisting of clinical trial material which is usable as contemplated. Borrower is the sole owner or exclusive licensee of the Intellectual Property. Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim would not reasonably be expected to cause a Material Adverse Change.

5.3 Litigation. Except as shown in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any of its Subsidiaries in which an adverse decision would reasonably be expected to cause a Material Adverse Change.

5.4 No Material Deterioration in Financial Statements. All consolidated financial statements for Borrower, and any of its Subsidiaries, delivered to Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lenders, although Borrower’s cash may have declined to pay necessary and ordinary course business expenses.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally or the violation of which would not reasonably be expected to cause a Material Adverse Change. Borrower and each Subsidiary has timely filed (within any applicable extension period) all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.7 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments and except for Stock held in Cadence Pharma Limited, a wholly owned Subsidiary formed under the laws of the United Kingdom (the “UK Sub”). Borrower agrees to, within one hundred eighty (180) days of the Effective Date, either (a) provide satisfactory evidence to Collateral Agent of the dissolution of the UK Sub, or (b) immediately comply with Section 6.10 of this Agreement with respect to the UK Sub.

5.8 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Collateral Agent or any Lender (taken together with all such written certificates and written statements given to Collateral Agent or any Lender) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, as of the date of such representation, warranty or other statement, it being recognized by Collateral Agent and Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS

Borrower shall do all of the following for so long as any Lender has an obligation to make any Credit Extension, or there are outstanding Obligations:

6.1 Government Compliance. Borrower shall maintain its and all of its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Borrower shall comply, and have each of its Subsidiaries comply, with all laws, ordinances and regulations to which it is subject (including, without limitation, laws and regulations enforced by the U.S. Food and Drug Administration (“FDA”), noncompliance with which would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Lenders: (i) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Lenders; (ii) copies of Borrower’s quarterly financial statements including a balance sheet, income statement and statement of cash flows, each prepared by Borrower in accordance with GAAP consistently applied by Borrower (not including footnotes required under GAAP) and certified by Borrower’s Chief Financial Officer within forty-five (45) days after the close of each of Borrower’s first three fiscal quarters; (iii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Lenders; and (iv) annual financial projections approved by Borrower’s Board of Directors consistent in form and detail with those provided to Borrower’s venture capital investors as soon as available, but no later than forty-five (45) days after the last day of Borrower’s fiscal year.

(a) Borrower shall deliver to Lenders, within five (5) days of filing with the Securities and Exchange Commission, copies of, or electronic links to (in the case of electronic links being provided to Lenders, Borrower shall still be required to submit to Lenders the applicable compliance certificate in the form of Exhibit C), all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K so filed.

(b) In addition, Borrower shall deliver to Lenders: (i) a prompt report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that would reasonably be expected to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; and (ii) such other financial information as Lenders may reasonably request from time to time.

(c) Within thirty (30) days after the last day of each month (unless the month is a quarter-end month in which case no later than forty-five (45) days after the last day of such month), Borrower shall deliver to Lenders with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

(d) Borrower shall allow Collateral Agent and Lenders to audit or inspect Borrower’s Collateral; provided that any such inspections shall be at Borrower’s expense and shall be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing; provided further that any such audits shall only be conducted if an Event of Default has occurred and is continuing and shall be at Borrower’s expense.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors shall follow Borrower’s customary practices as they exist at the Effective Date or as required by GAAP. Borrower must promptly notify Lenders of all returns, recoveries, disputes and claims, which involve more than $150,000.

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Lenders, on demand, appropriate certificates attesting to such payments.

6.5 Insurance. Borrower shall keep its business and the Collateral insured for risks in amounts, as reasonable and customary for a corporation with similar size and business as Borrower and as Lenders may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lenders. All property policies covering Collateral shall have a lender’s loss payable endorsement showing each Lender as an additional loss payee and waive subrogation against Lenders, and all liability policies shall show, or have endorsements showing, each Lender as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Lenders at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At Lenders’ request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lenders’ option, be payable to Lenders on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $150,000, in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lenders have been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lenders, be payable to Lenders on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Lenders may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lenders deem prudent.

6.6 Accounts.

(a) Until all Obligations have been repaid, Borrower shall maintain Borrower’s primary depository and operating accounts and securities accounts with SVB or administered through SVB, which accounts shall represent at least fifty percent (50%) of the dollar value of the Borrower’s accounts at all financial institutions.

(b) Borrower shall identify to Lenders, in writing, any bank or securities account opened by Borrower with any institution other than SVB. In addition, for each bank or securities account that the Borrower at any time opens or maintains, Borrower shall, prior to or in conjunction with the opening of such account, pursuant to an agreement in form and substance acceptable to the Lenders cause such account to be subject to the “control” (within the meaning of 9-104 of the Code) of the Collateral Agent and cause the depository bank or securities intermediary to agree that such account is the collateral of Collateral Agent acting for the Lenders pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees.

6.7 Intellectual Property. Borrower shall: (i) use its commercially reasonable efforts to protect, defend and maintain the validity and enforceability of the Intellectual Property; (ii) promptly advise Lenders in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property material to the Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent.

6.8 Use of Proceeds. Borrower may use the proceeds of the Growth Capital Advances for general corporate purposes.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Collateral Agent and each Lender, without expense to Collateral Agent, Borrower’s officers, employees and agents and Borrower’s books and records, to the extent that Collateral Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.10 Formation or Acquisition of Subsidiaries. At the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall (a) cause such new Subsidiary to provide to Collateral Agent a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Collateral Agent (including being sufficient to grant Collateral Agent for the benefit of Lenders a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Collateral Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Collateral Agent, and (c) provide to Collateral Agent all other documentation in form and substance satisfactory to Collateral Agent which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.10 shall be a Loan Document.

6.11 Further Assurances. Borrower shall execute any further instruments and take further action as Collateral Agent or Lenders reasonably request to perfect or continue Collateral Agent and Lenders’ security interest in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

Borrower shall not do any of the following without the Lenders’ prior written consent for so long as any Lender has an obligation to make Credit Extensions or there are any outstanding Obligations:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of worn-out or obsolete Equipment; (iii) of non-exclusive licenses for the use of the Intellectual Property of Borrower or its Subsidiaries; (iv) exclusive licenses for the use of the Intellectual Property of Borrower or its Subsidiaries for a particular field of use or geographic area and approved by Borrower’s Board of Directors; or (iv) sales of Securities in connection with Borrower’s cash management in the ordinary course of business, or (v) other Transfers in the ordinary course of business up to $150,000 per fiscal year. For the avoidance of doubt, the following shall not be considered a Transfer hereunder: payments of cash to vendors or other third parties for goods provided or to be provided or services rendered or to be rendered to or on behalf of Borrower or any of its Subsidiaries in the ordinary course of business. Borrower shall not be permitted to make any Transfers to the UK Sub or to any other Subsidiary that has not complied with the provisions of Section 6.10 without the Lenders’ prior written consent. Notwithstanding the foregoing, (i) so long as no default or Event of Default has occurred, Borrower may purchase the option to acquire Incline Pharmaceuticals, Inc. (“Incline”) provided such purchase of the option is made in substantial compliance with the terms contained in that certain draft Option Agreement dated June 17, 2010 by and between Borrower and Incline (the “Option Agreement”) delivered to Lenders prior to the Effective Date, or any modifications to the Option Agreement approved by the Lenders in writing.

7.2 Changes in Business, Ownership, Management or Locations of Collateral. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or liquidate or dissolve, or have a material change in its ownership (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Lenders the venture capital investors prior to the closing of the investment), or a change in a Responsible Officer unless a replacement is approved by a majority of Borrower’s Board of Directors, including a majority of those members of the Board of Directors who were members of the Board of Directors and not employees of Borrower (the “Outside Directors”), within one hundred twenty (120) days of the date of termination of such Responsible Officer, provided that if a majority of the Outside Directors determine that such Responsible Officer shall not be replaced, then Borrower shall notify Lenders within thirty (30) days of such determination. Borrower shall not, without at least thirty (30) days prior written notice to Lenders: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Thousand Dollars ($5,000) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization. Notwithstanding anything contained herein to the contrary, Borrower shall have the right to convey, sell, transfer or dissolve or liquidate the UK Sub without Lender’s prior consent.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided, however, if Lenders do not consent to any such transaction, then Borrower shall be entitled to prepay all of the Obligations without payment of the Prepayment Fee (as more fully set forth in Section 2.3(d) of this Agreement) if such prepayment occurs contemporaneously with such proposed merger or acquisition. Notwithstanding the foregoing, (i) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower (so long as the Borrower is the surviving entity), and (ii) Borrower may merge or consolidate so long as: (A) the entity that results from such merger or consolidation (the “Surviving Entity”) shall have executed and delivered to Lenders an agreement in form and substance reasonably satisfactory to Lenders, containing an assumption by the Surviving Entity of the due and punctual payment and performance of all Obligations and performance and observance of each covenant and condition of Borrower in the Loan Documents; (B) all such obligations of the Surviving Entity to Lenders shall be guaranteed by any entity, if any, that directly or indirectly owns or controls more than 50% of the voting stock of the Surviving Entity; (C) before and immediately after giving effect to such merger or consolidation, no default or Event of Default shall have occurred and be continuing; and (D) the credit risk to any Lender, in its sole discretion, of the Surviving Entity shall not be increased. In determining whether the proposed merger or consolidation would result in an increased credit risk, each Lender may consider, among other things, changes in Borrower’s management team, employee base, access to equity markets, venture capital support, financial position and/or disposition of intellectual property rights which may reasonably be anticipated as a result of the transaction.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens as to which the Collateral may be subject. Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property, except for Transfers permitted pursuant to the terms and conditions of Section 7.1.

7.6 Distributions; Investments.

(i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments or mergers or acquisitions permitted by Section 7.3 above, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except (a) dividends and distributions payable solely in capital stock of Borrower and (b) repurchases of stock from former employees, consultants or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $50,000 in the aggregate in any fiscal year provided that no Event of Default has occurred, is continuing or would exist after giving effect to any such repurchase.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) Borrower’s sale of equity securities to venture capital investors, or (iii) compensation and benefit arrangements (including the granting of options or other equity compensation arrangements) and any indemnification arrangements with employees, officers, directors or consultants approved by or pursuant to any plan approved by the majority of the disinterested members of the board of directors of Borrower.

7.8 Subordinated Debt.

(i) Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or (ii) amend any provision in any document relating to the Subordinated Debt that would breach any applicable subordination agreement entered into in favor of Collateral Agent or Lenders or that would reasonably be expected to cause a Material Adverse Change.

7.9 Compliance. Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

7.10 Indebtedness Payments.

(i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due under this Agreement or due any Lender) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.

8. EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1 Payment Default. Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During the additional three (3) Business Day period the failure to cure the default shall not constitute an Event of Default (but no Credit Extension shall be made during such cure period).

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2, 6.6 or 6.7 or violates any of the covenants contained in Section 7 of this Agreement, or

(b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as described in Section 8.2(a)), in any of the Loan Documents, or in any other present or future agreement between Borrower and any Lender and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days after the end of such ten (10) day period) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period).

8.3 Material Adverse Change. A Material Adverse Change occurs.

8.4 Attachment.

(i) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon the Borrower seeking to attach, by trustee or similar process, any funds of the Borrower on deposit with the Lenders and/or Collateral Agent, or any entity under the control of Lenders and/or Collateral Agent (including a subsidiary) and the service of process is not rescinded or withdrawn within ten (10) days; (iii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a Lien on a material portion of Borrower’s assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period).

8.5 Insolvency.

(i) Borrower is unable to pay its debts (including trade debts) as they mature; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed).

8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could otherwise result in a Material Adverse Change or if any subordination agreement is unenforceable.

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.8 Misrepresentations. If Borrower or any authorized Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Collateral Agent or Lenders or to induce Collateral Agent or Lenders to enter this Agreement or any Loan Document.

8.9 Guaranty.

(i) Any guaranty of any Obligations terminates or ceases for any reason to be in full force; or (ii) any Guarantor does not perform any obligation under any guaranty of the Obligations; or (iii) any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Lenders in connection with the guaranty; or (iv) any circumstance described in Sections 8.3, 8.4, 8.5, or 8.8 occurs to any Guarantor, or (v) the liquidation, winding up, termination of existence, or insolvency of any Guarantor.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies. When an Event of Default occurs and continues Collateral Agent may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Collateral Agent);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and any Lender;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Lenders consider advisable and notify any Person owing Borrower money of Lenders’ security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Lenders and, if requested by Lenders, immediately deliver the payments to Lenders in the form received from the account debtor, with proper endorsements for deposit;

(d) Make any payments and do any acts it considers necessary or reasonable to protect their security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available as Collateral Agent designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by any Lender owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent for the benefit of Lenders;

(g) Place a “hold” on any account maintained with any Lender (provided that, except with respect to any certificates of deposit or deposit or investment accounts pledged as Collateral to secure cash management services, corporate business credit cards or letters of credit separately issued or supplied by SVB under separate agreements between SVB and Borrower, Collateral Agent and Lenders agree not to take any of the actions described in this clause (g) unless an Event of Default has occurred and is continuing);

(h) Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral (provided that, Collateral Agent and Lenders agree not to take any of the actions described in this clause (h) unless an Event of Default has occurred and is continuing);

(i) Demand and receive possession of Borrower’s Books; and

(j) Exercise all rights and remedies and dispose of the Collateral according to the Code.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent and each Lender as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Collateral Agent or such Lender determines reasonable; (iv) make, settle, and adjust all claims under Borrower’s insurance policies; and (v) transfer the Collateral into the name of Collateral Agent or such Lender or a third party as the Code permits. Borrower hereby appoints Collateral Agent and each Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lenders are under no further obligation to make Credit Extensions hereunder. Collateral Agent and each Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Collateral Agent’s and such Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lenders’ obligation to provide Credit Extensions terminates.

9.3 Accounts, Notification and Collection. In the event that an Event of Default occurs and is continuing, Collateral Agent or Lenders may notify any Person owing Borrower money of Collateral Agent’s and Lenders’ security interest in the funds and verify and/or collect the amount of the Account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Lenders, and, if requested by Lenders, Borrower shall immediately deliver such receipts to Lenders in the form received from the account debtor, with proper endorsements for deposit.

9.4 Lenders Expenses. Any amounts paid by Lenders as provided herein are Lenders Expenses and are immediately due and payable and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Lenders shall be deemed an agreement to make similar payments in the future or Lenders’ waiver of any Event of Default.

9.5 Lenders’ Liability for Collateral. So long as Collateral agent and Lenders comply with their obligations, if any, under the Code, Collateral Agent and no Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative. Collateral Agent’s and Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Collateral Agent and Lenders have all rights and remedies provided under the Code, by law, or in equity. Collateral Agent or Lenders’ exercise of one right or remedy is not an election, and Lenders’ waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or Lenders’ delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Collateral Agent and each Lender and then is only effective for the specific instance and purpose for which it was given.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lenders on which Borrower is liable. In all cases, Lenders’ recourse under this Agreement is limited to the amount of the Obligations and any other payments for which Borrower is responsible hereunder.

10. NOTICES

Notices or demands by any party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, or by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed below. A party may change its notice address by written notice to the other party.

If to Borrower:	Cadence Pharmaceuticals, Inc.
12481 High Bluff Drive, Suite 200
San Diego, CA 92130
Attn: General Counsel
Fax: (858) 436-8510

With a copy to:	Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, CA 92130
Attn: Cheston Larson
Fax: (858) 523-5450

If to SVB:	Silicon Valley Bank
4370 La Jolla Village Drive, Suite 860
San Diego, CA 92122
Attn: Sarah Larson
Fax: (858) 622-1424

If to Oxford:	Oxford Finance Corporation
133 North Fairfax Street
Alexandria, VA 22314
Attn: Tim Lex, Chief Operating Officer and Executive Vice President
Facsimile: (703) 519-6010

With copies to:

Oxford Finance Corporation
133 North Fairfax Street
Alexandria, VA 22314
Attn: John Henderson, Vice President and General Counsel
Facsimile: (703) 519-6010

If to GEBFS:	GE Business Financial Services Inc.
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attn: Senior Vice President of Risk – Life Science Finance
Phone: (301) 961-1640
Facsimile: (301) 664-9891

With copies to:

GE Business Financial Services Inc.
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attn: General Counsel
Phone: (301) 961-1640
Facsimile: (301) 664-9866

11. CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Collateral Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in California and Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, COLLATERAL AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE LENDERS’ RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, COLLATERAL AGENT AND EACH LENDER WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Except as permitted under Section 7.3, Borrower may not assign this Agreement or any rights or Obligations under it without Lenders’ prior written consent which may be granted or withheld in Lenders’ discretion. Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement, including, without limitation, an assignment to any Affiliate or related party.

12.2 Indemnification. Borrower hereby indemnifies, defends and holds Collateral Agent and Lenders and their respective officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lenders Expenses incurred, or paid by Lenders from, following, or consequential to transactions between Lenders and Borrower (including reasonable attorneys’ fees and expenses), except, as to (a) and (b), for losses caused by Collateral Agent’s or a Lender’s gross negligence or willful misconduct, as applicable.

12.3 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Collateral Agent or any Lender arising out of the Loan Documents the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.4 Right of Set-Off. Borrower hereby grants to each Lender, a lien, security interest and right of set-off as security for all Obligations to such Lender, hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Lender or any entity under the control of such Lender (including a subsidiary of Lender) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, a Lender may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.5 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.6 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing, Integration. All amendments to this Agreement must be in writing and signed by all Lenders and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement. Any facsimile or .pdf file bearing a physical signature shall be treated and considered an original for purposes of the effectiveness of the Loan Documents.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower to indemnify any Lender, including without limitation Section 12.2, shall survive until the statute of limitations with respect to such claim or cause of action shall have run. This Agreement and the grant of the security interest in the Collateral hereunder shall automatically be reinstated if any Lender is ever required to return or restore the payment of all or any portion of the Obligations (all as though such payment had never been made).

12.10 Confidentiality. In handling any confidential information of Borrower or Borrower’s Affiliates, each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to a Lender’s subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, such Lender shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with a Lender’s examination or audit; and (v) as Lenders consider appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in a Lender’s possession when disclosed to Lenders, or becomes part of the public domain after disclosure to Lenders through no fault of Lenders; or (b) is disclosed to a Lender by a third party, if Lenders do not know that the third party is prohibited from disclosing the information.

12.11 Effective Date. Notwithstanding anything set forth in this Agreement or any Loan Document to the contrary, this Agreement and all of the Loan Documents shall not be effective until the date on which Collateral Agent and each Lender executes this Agreement as indicated on the signature page to this Agreement.

12.12 Effect of Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified as of the date first granted and filed and shall continue to secure all Obligations under this Agreement.

13. DEFINITIONS

13.1 Definitions. In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the Preamble hereto.

“Basic Rate” is the per annum rate of interest (based on a year of 360 days) equal to the greater of (i) 11.25% and (ii) the sum of (a) the one-month U.S. LIBOR rate reported in the Wall Street Journal three (3) Business Days prior to the Growth Capital Funding Date, plus (b) 10.98%.

“Borrower” is defined in the Preamble hereto.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which SVB is closed.

“Code” is the Uniform Commercial Code as adopted in California as amended and in effect from time to time.

“Collateral” is any and all properties, rights and assets of the Borrower granted by the Borrower to Lenders or arising under the Code, now, or in the future, described on Exhibit A.

“Collateral Agent” is defined in the Preamble hereto.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Growth Capital Advance or any other extension of credit by any Lender for Borrower’s benefit made pursuant to this Agreement.

“Default Rate” means for each Growth Capital Advance, five percent (5%) above the highest rate otherwise applicable thereto.

“Dollars” and “$” each means the lawful currency of the United States.

“Exchange Act” is defined in Section 6.2.

“Effective Date” is the date Collateral Agent and Lenders execute this Agreement and as indicated on the signature page hereof.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“FDA” is defined in Section 6.1.

“GAAP” is generally accepted accounting principles.

“GEBFS” is defined in the Preamble hereto.

“GEBFS Warrant” is that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of GEBFS or one of its affiliates.

“Growth Capital Advance” or “Growth Capital Advances” means an advance or advances under the Growth Capital Commitment pursuant to Section 2.1.1.

“Growth Capital Amortization Date” means August 1, 2011.

“Growth Capital Commitment Percentage” means fifty percent (50%) with respect to Oxford, thirty-one and two thirds percent (31.67%) with respect to GEBFS and eighteen and one third percent (18.33%) with respect to SVB.

“Growth Capital Commitment Termination Date” is December 31, 2010.

“Growth Capital Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier of (a) the Growth Capital Maturity Date, (b) any prepayment of the Growth Capital Advance, or (c) the acceleration of such Growth Capital Advance, equal to the Growth Capital Advance multiplied by the Growth Capital Final Payment Percentage.

“Growth Capital Final Payment Percentage” is six percent (6%).

“Growth Capital Funding Date” is any date on which a Growth Capital Advance is made to or on account of Borrower.

“Growth Capital Interest Only Period” means, for each Growth Capital Advance, the period of time commencing on its Growth Capital Funding Date through and including July 1, 2011.

“Growth Capital Loan Commitment” is Thirty Million Dollars ($30,000,000).

“Growth Capital Maturity Date” is, for each Growth Capital Advance, the earliest of (a) January 1, 2014, or (b) the occurrence of an Event of Default and acceleration of the Obligations as a consequence thereof.

“Growth Capital Payment Date” is defined in Section 2.3(a)(i).

“Growth Capital Scheduled Payment Date” is defined in Section 2.3(a)(i).

“Growth Capital Repayment Period” is a period of time equal to thirty (30) consecutive months commencing on the Growth Capital Amortization Date.

“Guarantor” is any present or future guarantor of the Obligations.

“Incline” is defined in Section 7.1.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Initial Growth Capital Advance” is defined in Section 2.1.1.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a) Copyrights, Trademarks, Patents, Know-How and Mask Works including amendments, renewals, extensions;

(b) All licenses or other rights to use and all license fees and royalties from the use of the intellectual property rights in (a) above and (c) and (d) below;

(c) Any trade secrets and any intellectual property rights in methods, processes, technologies, computer software and computer software products now or later existing, created, acquired or held;

(d) All design rights which may be available to Borrower now or later created, acquired or held;

(e) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights in (a), (b), (c) and (d) above;

(f) All Proceeds and products of the foregoing, including all insurance, indemnity or warranty payments,

In the case of each of (a), (b), (c) and (d) to the extent such intellectual property rights are (A) owned by or exclusively licensed to Borrower (or any Subsidiary) or (B) material to the operation of Borrower’s business (taken as a whole) as then conducted.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Know-How” means all ideas, inventions, scientific information, procedures, instructions, techniques, designs, formulas, methods, data, technical information (including toxicological, pharmaceutical, non-clinical, clinical and medical data, health registration data and marketing data), processing specifications, pricing studies and market evaluation materials and all intellectual property rights therein owned, licensed or sublicensed by Borrower.

“Lenders Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Letter-of-Credit Right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower and any other present or future agreement between Borrower and/or Guarantor for the benefit of Lenders in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is: (i) a material impairment in the perfection or priority of Collateral Agent’s or Lenders’ security interest in the Collateral; or (ii) a material impairment of the prospect of repayment of any portion of the Obligations.

“Note” means for each Growth Capital Advance, one of the secured promissory notes of Borrower substantially in the form of Exhibit D.

“Obligations” are debts, principal, interest, Prepayment Fee, Growth Capital Final Payment, Lenders’ Expenses, and other amounts Borrower owes any Lender now or later under or in connection with this Agreement, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lenders.

“OFIRMEV” means the intravenous (IV) acetaminophen product of Borrower.

“Option Agreement” is defined in Section 7.1.

“Outside Director” is defined in Section 7.2.

“Oxford” is defined in the Preamble hereto.

“Oxford Warrant” is that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of Oxford.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Lenders under this Agreement or the Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate, including any existing Indebtedness to any Lender;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e) Indebtedness secured by Permitted Liens;

(f) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(g) Other Indebtedness not otherwise permitted by Section 7.4 not exceeding $50,000 in the aggregate outstanding at any time;

(h) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the then outstanding principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(i) Purchase money Indebtedness incurred in connection with the acquisition of pharmaceutical products or the rights related thereto so long as Borrower has raised additional equity financing or Subordinated Debt from Borrower’s existing or future equity investors specifically for the purpose, and in amount sufficient, to make: (1) all up-front and ongoing contractual payments which would reasonably be expected to become due thereunder during the term of this Agreement as determined in good faith by Borrower, and (2) the cash needs required under clause (j) of the definition of Permitted Investments; and

(j) Any real property lease.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) SVB’s certificates of deposit issued maturing no more than 1 year after issue, (iv) any other investments administered through the Lenders and (v) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Lenders;

(c) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; which do not exceed $100,000 in the aggregate in any year, provided that no cash loans under this clause (ii) may be made if an Event of Default is then occurring or would otherwise upon the making thereof;

(d) Investments (including debt obligations) received in connection with bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(e) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates of Borrower, in the ordinary course of business; provided that this paragraph (e) shall not apply to Investments of Borrower in any Subsidiary;

(f) Investments in joint ventures or strategic alliances (in the ordinary course of Borrower’s business) consisting of the licensing of technology as permitted by Section 7.1, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $50,000 in the aggregate in any fiscal year, provided that no such cash investment may be made if an Event of Default is then occurring or would otherwise upon the making thereof;

(g) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(h) Investments consisting of deposit accounts and securities accounts of Borrower, subject to the compliance by Borrower with the covenant set forth in Section 6.6 hereof;

(i) To the extent it is deemed to be an Investment, up-front fees, license fees, milestone payments, royalty payments and other cash payments arising in connection with the acquisition of rights to intellectual property of a third party, including without limitation, rights to a pharmaceutical product, so long as Borrower has raised additional equity financing or Subordinated Debt from Borrower’s existing or future equity investors specifically for the purpose, and in amount sufficient, to make: (1) all up-front and ongoing payments which would reasonably be expected to become due thereunder during the term of this Agreement as determined in good faith by Borrower, and (2) the cash needs required under clause (i) of the definition of Permitted Indebtedness; and

(j) Other Investments not otherwise permitted by Section 7.6 not exceeding $50,000 in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement or other Loan Documents, including Liens in favor of any Lender;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Lenders’ security interests;

(c) Purchase money Liens (and including for purposes of this clause Liens incurred in connection with capital leases) (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $500,000 in the aggregate amount outstanding, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lenders a security interest;

(e) Statutory Liens securing claims or demands of materialmen, mechanics, carriers, repairmen, or other like Liens imposed without the action of such parties arising in the ordinary course of business; provided they have no priority over any of Lenders’ Liens and the aggregate amount of such Liens does not at any time exceed $50,000;

(f) Banker’s liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business subject to Borrower’s compliance with Section 6.6 hereof;

(g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;

(h) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure payment of fees and similar costs and expenses subject to Borrower’s compliance with Section 6.6 hereof;

(i) Liens to secure payment for workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business, provided they have no priority over any of Lenders’ Liens and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed $50,000;

(j) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a material adverse effect on the business or condition (financial or otherwise) of Borrower or otherwise materially impairing the conduct of Borrower’s business;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(l) Transfers, licenses or sublicenses permitted under Section 7.1; and

(m) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the then outstanding principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be, for each Growth Capital Advance, an amount equal to: (1) if the prepayment date is on or before the two year anniversary after the Growth Capital Amortization Date, four percent (4.0%) of the outstanding principal balance as of the prepayment date, and (2) if the prepayment date is more than two years after the Growth Capital Amortization Date, two percent (2.0%) of the outstanding principal balance as of the prepayment date. The “Prepayment Fee” for Growth Capital Advances shall be the sum of all of the “Prepayment Fees” for every Growth Capital Advance.

“Proceeds” has the meaning described in the Code as in effect from time to time.

“Registered Organization” means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

“Responsible Officer” is each of the Chief Executive Officer, President and Chief Financial Officer of Borrower.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Lenders (pursuant to a subordination agreement entered into between the Lenders, the Borrower and the subordinated creditor), on terms acceptable to Lenders.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Supporting Obligation” means a Letter-of-Credit Right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

“Surviving Entity” is defined in Section 7.3.

“SVB” is defined in the Preamble hereto.

“SVB Warrant” is that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of SVB.

“Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of the owner or licensee of such trademark and service mark rights connected with the trademarks and service mark rights.

“Transfer” is defined in Section 7.1.

“Treasury Rate” means the U.S. Treasury note yield to maturity for a 36-month term as quoted in the Wall Street Journal on the day the Note for the applicable Growth Capital Advance is prepared.

“UK Sub” is defined in Section 5.7.

“Warrants” means the GEBFS Warrant, the Oxford Warrant and the SVB Warrant.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

CADENCE PHARMACEUTICALS, INC.

By:	/s/ Theodore R. Schroeder
Name:	Theodore R. Schroeder
Title:	President and CEO

LENDERS:

OXFORD FINANCE CORPORATION, as Collateral Agent and as a Lender

By:	/s/ T.A. Lex
Name:	T.A. Lex
Title:	COO

SILICON VALLEY BANK, as a Lender

By:	/s/ R. Michael White
Name:	R. Michael White
Title:	Sr. Relationship Manager

GE BUSINESS FINANCIAL SERVICES INC., as a Lender

By:	/s/ Peter Gibson
Name:	Peter Gibson
Title:	Duly Authorized Signatory

Effective as of June 18, 2010

EXHIBIT A

The Collateral consists of all right, title and interest of Borrower in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), Accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, financial assets, whether now owned or hereafter acquired, wherever located; all Supporting Obligations and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and Proceeds thereof.

All Letter-Of-Credit Rights (whether or not the letter of credit is evidenced by a writing); and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

The Collateral does not include:

(a) Any Intellectual Property. Notwithstanding the foregoing, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Intellectual Property.

(b) Any contract, instrument or chattel paper in which the Borrower has any right, title or interest if and to the extent any such contract, instrument or chattel paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Borrower therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, instrument or chattel paper to enforce any remedy with respect thereto (provided that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such person has otherwise consented to the creation hereunder of a security interest in such contract, instrument or chattel paper or (ii) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the Code, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the federal bankruptcy code) or principles of equity; provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and Borrower shall be deemed to have granted a security interest in, all its rights, title and interest in and to such contract, instrument or chattel paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Lenders’ unconditional continuing security interest in and to all rights, title and interests of Borrower in or to any payment obligations or other rights to receive monies due or to become due under any such contract, instrument or chattel paper and in any such monies and other proceeds of such contract, instrument or chattel paper).

Negative Pledge on Intellectual Property:

Except as expressly permitted under the Loan Agreement, Borrower covenants and agrees that until the full and complete payment of the obligations to Lenders, Borrower will not do any of the following: sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any Intellectual Property, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property, except as permitted by Section 7.1 of the Loan Agreement.

Definitions:

Capitalized terms, not otherwise defined herein, shall have the meanings given such capitalized terms in the Amended and Restated Loan and Security Agreement among Collateral Agent, Lenders and Borrower dated as of June 18, 2010 (the “Loan Agreement”).

EXHIBIT B

Loan Payment/Advance Request Form

Fax To:	Date:

LOAN PAYMENT: CADENCE PHARMACEUTICALS, INC.

From Account # (Deposit Account #)	To Account # (Loan Account #)

Principal $	and/or Interest $

All Borrower’s representation and warranties in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
LOAN ADVANCE: Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account # (Loan Account #)	To Account # (Deposit Account #)
Amount of Advance $

All Borrower’s representation and warranties in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
OUTGOING WIRE REQUEST Complete only if all or a portion of funds from the loan advance above are to be wired. Deadline for same day processing is 12:00pm, P.S.T.
Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State: Beneficiary Bank Transit (ABA) #:
Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)
Intermediary Bank:	Transit (ABA) #:
For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT C

TO: SILICON VALLEY BANK and OXFORD FINANCE CORPORATION and GE BUSINESS FINANCIAL SERVICES INC.

FROM: CADENCE PHARMACEUTICALS, INC.

The undersigned authorized officer of CADENCE PHARMACEUTICALS, INC. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower, Collateral Agent and Lenders (the “Agreement”),

(i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and

(ii) All representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached are the required documents, if any, supporting our certification(s). The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement		Complies
1)	Financial statements	Quarterly within 45 days		Yes	No	N/A

2)	Annual (CPA Audited) statements	Within 180 days after Fiscal Year End		Yes	No	N/A

3)	Annual Financial Projections/Budget	FYE within 45 days		Yes	No	N/A

4)	10-K and 10-Q Filings	Within 5 days after filing with SEC		Yes	No	N/A

5)	Total amount of Borrower’s cash and cash equivalents		$

6)	Total amount of Borrower’s cash and cash equivalents maintained with SVB as specified in Agreement.	50%	$	Yes	No	N/A

Deposit and Securities Accounts (Please list all accounts; attach separate sheet if additional space needed)

	Bank	Account Number	New Account?		Acct Control Agmt in place?
1)			Yes	No	Yes	No

2)			Yes	No	Yes	No

3)			Yes	No	Yes	No

4)			Yes	No	Yes	No

5)			Yes	No	Yes	No

6)			Yes	No	Yes	No

Other Matters

Have there been any changes in management?				Yes	No

Have there been any transfers/sales/disposals/retirement of Collateral or IP?				Yes	No

Have there been any new or pending claims or causes of action against Borrower?				Yes	No

Exceptions Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

LENDERS USE ONLY
SIGNATURE	DATE
		Received by:	Verified by:

TITLE		Date:	Date:

		Compliance Status	Yes	No

EXHIBIT D

FORM OF GROWTH CAPITAL ADVANCE NOTE

SECURED PROMISSORY NOTE

$	Dated: [Date]

FOR VALUE RECEIVED, the undersigned, CADENCE PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of [LENDER] (“Lender”) the principal amount of                      Dollars ($        ) or such lesser amount as shall equal the outstanding principal balance of the Growth Capital Advance made to Borrower by Lender pursuant to the Loan Agreement (defined below), and to pay all other amounts due with respect to the Growth Capital Advance on the dates and in the amounts set forth in the Loan Agreement. (Capitalized terms, unless defined in this Note, shall have the meaning given such capitalized term in the Loan Agreement.)

Interest on the principal amount of this Note from the date of this Note shall accrue at     % per annum based on a 360-day year of twelve 30-day months or, if applicable, the Default Rate. Borrower shall make payments of accrued interest only on the outstanding principal amount of the Growth Capital Advance on the first Business Day of the month following the month in which the Growth Capital Funding Date occurs with respect to such Growth Capital Advance and continuing thereafter on the first Business Day of each successive calendar month (each a “Growth Capital Interest Only Payment Date”) during the Growth Capital Interest Only Period. Commencing on the Growth Capital Amortization Date, Borrower shall make thirty (30) equal monthly payments of principal and interest which would fully amortize the outstanding Growth Capital Advances as of the Growth Capital Amortization Date over the Growth Capital Repayment Period (individually, the “Growth Capital Scheduled Payment,” and collectively, “Growth Capital Scheduled Payments”) and on the first Business Day of each successive month and continuing thereafter during the Growth Capital Repayment Period on the first Business Day of each successive calendar month (each a “Growth Capital Scheduled Payment Date”). All unpaid principal and accrued interest is due and payable in full on the Growth Capital Maturity Date with respect to such Growth Capital Advance.

Principal, interest and all other amounts due with respect to the Growth Capital Advance, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Loan and Security Agreement, dated as of June 18, 2010, to which Borrower and Lender are parties (the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of this secured Growth Capital Advance to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Sections 2.3 and 7.3 of the Loan Agreement. This Note and the obligation of Borrower to repay the unpaid principal amount of the Growth Capital Advance, interest on the Growth Capital Advance and all other amounts due Lenders under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lenders in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

CADENCE PHARMACEUTICALS, INC.

By:
Name:
Title:

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By